Exhibit 4(d)(2)

FORM FOR EMPLOYEE PERFORMANCE GRANT - INCENTIVE STOCK OPTION

STOCK OPTION AGREEMENT (hereinafter called this "Agreement") made as of this __ day of _________, ____ between LIFEPOINT, INC., a Delaware corporation (hereinafter called the "Corporation"), and ____________ _________________ (hereinafter called the "Optionee").

WHEREAS, in accordance with its 1997 Stock Option Plan (hereinafter called the "Plan"), a copy of which has been delivered to the Optionee, the Corporation desires, in connection with the employment of the Optionee, to provide the Optionee with an opportunity to acquire shares of the Corporation's Common Stock, .001 par value (hereinafter called the "Common Stock"), on favorable terms and thereby increase his or her proprietary interest in the continued progress and success of the business of the Corporation;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the Corporation and the Optionee hereby agree as follows:

1. Confirmation of Grant of Option.

  In accordance with the Plan, the Compensation Committee of the Board of Directors of the Corporation hereby irrevocably grants to the Optionee on , ____ (the "Date of Grant') the right to purchase (hereinafter called the "Option") an aggregate of up to ________ shares of the Common Stock, subject to adjustment as provided in Section 8 hereof.
  The Option is intended to be an incentive stock option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Optionee represents that he or she does not own stock possessing more than 10% of the combined voting power of all classes of stock of the Corporation.

2. Exercise Price. The Exercise Price of the shares of the Common Stock covered by the Option will be $_____ per share (the "Exercise Price"), being the Fair Market Value of a share of the Common Stock on the Date of Grant, subject to adjustment as provided in Section 8 hereof.

3. Exercise of Option. Subject to earlier termination or cancellation as provided in this Agreement or the Plan, the Option may be exercised from time to time, in whole or in part, on or prior to , ___ (the " Expiration Date") and shall only become exercisable on the date on which (the "Performance Goal"). If the Performance Goal does not occur on or prior to , the Option shall become null and void.

The Option may be exercised as provided in this Section 3 by notice and payment to the Corporation as provided in Sections 7, 11 and 12 hereof.

4. Term and Rights as Stockholder. Subject to earlier termination or cancellation as provided in this Agreement or the Plan, the Option will be exercisable only (a) on or prior to the Expiration Date and (b), except as otherwise provided in Section 6 hereof, if the Optionee shall, at any time of exercise, be an employee of the Corporation or of a Subsidiary. As used in this Agreement, the term "Subsidiary" refers to, and includes, each "Subsidiary corporation" within the meaning of such term as defined in Section 424(f) of the Code, or corresponding provision of future law. The holder of the Option will not have any right to dividends or any other rights of a stockholder with respect to a share of the Common Stock subject to the Option until such share shall have been issued to him or her following exercise of the Option. Such issuance shall be evidenced by the appropriate entry on the books of the duly authorized transfer agent of the Corporation, provided that the date of issue shall not be earlier than the Exercise Date (as hereinafter defined in Section 7(b) hereof) with respect to such share.

5. Non-transferability of Option. The Option will not be transferable otherwise than by will or by the laws of descent and distribution, and the Option may be exercised during the lifetime of the Optionee only by him or her or, in the case of the Optionee's certified incompetency, his or her duly authorized legal representative(s). More particularly, but without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as provided in the preceding sentence) or otherwise disposed of, or pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment, or other process. Any assignment, transfer, pledge, hypothecation or other disposition of the Option attempted contrary to the provisions of this Agreement, or any levy of execution, attachment or other process attempted upon the Option, will be null and void and without effect. Any attempt to make any such assignment, transfer, pledge, hypothecation or other disposition of the Option or any attempt to make any such levy of execution, attachment or other process will cause the Option to terminate immediately upon the happening of any such event if the Board of Directors of the Corporation or the Compensation Committee thereof should, at any time, in its sole discretion, so elect by written notice to the Optionee (or to the person then entitled to exercise the Option under the provisions of the Plan); provided, however, that any such termination of the Option under the foregoing provisions of this Section 5 will not prejudice any rights or remedies which the Corporation or any Subsidiary may have under this Agreement or otherwise.

  Exercise Upon Termination of Employment.
    If the Optionee ceases to be an employee of the Corporation or any Subsidiary because of his or her Discharge for Cause (as hereinafter defined in subsection (e) of this Section 6), the Option will forthwith terminate. If, however, the Optionee for any other reason (other than death, disability (as hereinafter defined in subsection (b) of this Section 6) or normal retirement) ceases to be such an employee, the Option may, subject to the provisions of Sections 5 and 9 hereof, be exercised, to the extent the Optionee would have been entitled under Section 3 hereof to exercise the Option on the date of such cessation of employment, at any time within three months after such cessation of employment, at the end of which period the Option will terminate unless terminated sooner as a result of the Expiration Date occurring prior thereto.
    If the reason for cessation of employment is disability (within the meaning of Section 22(e)(3) of the Code) or normal retirement, the Option may, subject to the provisions of Sections 5 and 9 hereof, be exercised, to the extent the Optionee would have been entitled under Section 3 hereof to exercise the Option on the date of such cessation of employment, at any time within 12 months after such cessation of employment, at the end of which period the Option will terminate unless terminated sooner as a result of the Expiration Date occurring prior thereto.
    If the Optionee dies while he or she is employed by the Corporation or a Subsidiary or within the three-month or 12-month period after the termination of his or her employment during which he or she is entitled to exercise the Option under the provisions of subsections (a) and (b) of this Section 6, the Option may, subject to the provisions of Sections 5 and 9 hereof, be exercised, to the extent the Optionee would have been entitled under Section 3 hereof to exercise the Option on the date of such cessation of employment, by the estate of the Optionee, or the duly appointed representative, or beneficiary who acquires the Option by will or by the laws of descent and distribution, at any time within one year after the date of death, at the end of which period the Option will terminate unless terminated sooner as a result of the Expiration Date occurring prior thereto.
    In no event set forth in this Section 6 may the Option be exercised after the Expiration Date.
    The term "Discharged for Cause" shall mean discharge from employment because of a conviction of a felony or for dishonesty, theft, disclosing trade secrets of the Corporation or any Subsidiary, entering into competition, directly or indirectly, with the Corporation or any Subsidiary while employed, or using the Corporation's or any Subsidiary's facilities or premises for the conduct of illegal or unlawful activities, transactions or business.
    The Option will not be affected by any change of duties or position of the Optionee so long as he or she continues to be an employee of the Corporation or any Subsidiary. If the Optionee is granted a temporary leave of absence (including leave to enter the employ of a government, or any department, agency or instrumentality thereof), such leave of absence will be deemed a continuation of his or her employment by the Corporation or any Subsidiary, but only if and so long as the employing corporation consents thereto. Retirement will be deemed to be a termination of employment for all purposes of this Agreement.
    If the Corporation enters into an agreement providing for the sale of all, or substantially all, of the assets of the Corporation, or a merger, consolidation or reorganization in which the Corporation is not the surviving corporation, or the transfer of shares of the Corporation representing more than 50% of the total combined voting power of all shares in one or more transactions to a person or persons acting as a group for voting purposes, the Optionee shall have the right to exercise the Option in whole or in part as to such number of additional shares then subject to the Option and not then exercisable as the Board of Directors of the Corporation or the Compensation Committee thereof may, in its sole discretion, permit on the effective date of such sale, merger, consolidation or reorganization or transfer.

7. Method of Exercise of Option.

(a) Subject to the terms and conditions of this Agreement and the Plan, the Option will be exercisable by notice and payment to the Corporation in accordance with the procedure prescribed herein. Each such notice, which may be in the form of Exhibit A hereto, shall:

    state the election to exercise the Option and the number of shares of the Common Stock in respect of which it is being exercised;
    be signed by the person or persons entitled to exercise the Option, including the address to which share certificates are to be delivered, and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Corporation, of the right of such person or persons to exercise the Option;
    be accompanied by payment in full of the purchase price for the shares of the Common Stock covered by the notice in the form of a check, bank draft or money order payable to the Corporation; and
    make such arrangements, if requested by the Corporation and in form and substance satisfactory to counsel to the Corporation, with respect to any applicable withholding tax requirements.

(b) Upon receipt of a notice in accordance with subsection (a) of this Section 7 (such date and time of receipt being herein called the "Exercise Date"), the Option will be deemed to have been exercised with respect to such particular shares of the Common Stock if, and only if, the provisions of subsection (a) of this Section 7 and the provisions of Section 12 hereof shall have been complied with. Notwithstanding anything in this Agreement to the contrary, any notice of exercise given pursuant to the provisions of this Section 7 will be void and of no effect if all the provisions of subsection (a) of this Section 7 and the provisions of Section 12 shall not have been complied with. The certificate or certificates representing the shares of the Common Stock as to which the Option shall be exercised will be registered in the name of the person or persons exercising the Option and will be delivered, as soon as practicable after the Exercise Date, to the person or persons exercising the Option at the place specified in the notice of exercise of the Option, but only upon compliance with all of the provisions of this Agreement.

(c) Anything in subsections (a) or (b) of this Section 7 to the contrary notwithstanding, the Optionee may exercise the Option by delivery of shares of the Common Stock as permitted by Section 7.2 of the Plan. The Optionee, seeking to assert this right, should contact the President of the Corporation in order to make such arrangement in lieu of payment as set forth in subsection (a)(iii) of this Section 7.

(d) In the event that the Optionee shall exercise the Option for less than the total number of shares of the Common Stock subject to the Option, this Agreement shall be deemed automatically amended to reflect the reduced number of shares post-exercise, without the necessity of the Optionee surrendering this Agreement for issuance of a new agreement reflecting the reduced number of shares then still subject to the Option. To evidence such amendment, the Corporation shall deliver to the Optionee (or such other permissible person executing the Option) a notice in the form of Exhibit B hereto.

8. Stock Dividend and Capital Changes.

  In the event that the Corporation shall pay a stock dividend with respect to the Common Stock, the number of shares of the Common Stock subject to this Option shall be increased by the number of shares which would have been issuable to the holder if such holder had exercised the Option immediately prior to the record date related to the declaration and payment of such share dividend. The Exercise Price of the shares subject to the Option shall be appropriately adjusted as provided in subsection (d) of this Section 8.
  If the Corporation shall at any time subdivide its outstanding Common Stock by recapitalization, reclassification or split-up thereof, the number of shares of the Common Stock subject to this Option immediately prior to such subdivision shall be proportionately increased and, if the Corporation shall at any time combine the outstanding Common Stock by recapitalization, reclassification of combination thereof, the number of shares of the Common Stock subject to this Option immediately prior to such combination shall be proportionately decreased. The adjustment to the Exercise Price pursuant to subsection (d) of this Section 8 and the adjustment to the number of shares shall become effective at the close of business on the record date for such subdivision or combination.
  In case of any reclassification or capital reorganization of the outstanding shares of the Common Stock (other than a change covered by subsection (b) of this Section 8 which solely affects the par value of such Common Shares) or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a merger or consolidation in which the Corporation is the continuing corporation) or in the case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holder of this Option shall have the right thereafter (until the expiration of the right of exercise of the Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property receivable upon such reclassification, capital reorganization, merger or consolidation, or upon the dissolution following any sale or other transfer, by a holder of the number of shares of the Common Stock obtainable upon the exercise of this Option immediately prior to such event. The provisions of this subsection (c) of this Section 8 shall similarly apply to successive reclassifications, capital reorganizations, mergers or consolidations, sales or other transfers.
  Whenever the number of shares of the Common Stock purchasable upon the exercise of the Option is adjusted, as provided in this Section 8, the Exercise Price shall be adjusted (to the nearest one tenth of a cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of the

Common Stock purchasable upon the exercise of the Option immediately prior to such adjustment and the denominator of which shall be the number of shares of the Common Stock so purchasable immediately thereafter.

  Upon the occurrences of each event requiring an adjustment of the Exercise Price and the number of shares of the Common Stock obtainable upon exercise of the Option in accordance with, and as required by, the terms of this Section 8, the Corporation may employ a firm of certified public accountants (which may be the regular accountants for the Corporation) which shall compute the adjusted Exercise Price and the adjusted number of shares of the Common Stock purchasable at such adjusted Exercise Price by reason of such event in accordance with the provisions of this Section 8. The Corporation shall mail forthwith to the Optionee a copy of the certification containing such computation which shall be conclusive and shall be binding upon the Optionee and the Corporation.

9. Employment. The Optionee will serve the Corporation or a Subsidiary as an employee in good faith and use his or her best efforts to promote its interests. The employment shall be in such capacity or capacities and at such rate of compensation as the Corporation or such Subsidiary shall from time to time in its discretion determine. If the Optionee violates the provisions of this Section 9 without the express written consent of the Corporation or such Subsidiary, the Option will thereupon terminate without prejudice to any rights or remedies which the Corporation or such Subsidiary may have against the Optionee under this Agreement or otherwise.

  Registration.

  The Optionee understands that the shares of the Common Stock subject to the Option and issuable upon the exercise thereof have been registered under the Securities Act of 1933, as amended (the "Securities Act"), in a Registration Statement on Form S-8; however, the Option has not been registered under the Securities Act on the Date of Grant nor will it ever be. The Optionee represents that the Option is being acquired by him or her for investment for his or her own account and not with a view to, or in connection with, the sale or other distribution thereof.

  In the event that, at the Exercise Date, the Optionee is required by the Securities Act, if he or she desires to sell the shares issuable upon the exercise of the Option, to deliver a reoffer prospectus and there is not in effect a reoffer prospectus complying with Section 10(a) of the Securities Act, the certificate or certificates for the shares of the Common Stock issued upon such exercise shall bear the following legend:

"The shares evidenced by this certificate have been registered on Form S-8 under the Securities Act of 1933, as amended, (the "Securities Act"); however, the holder is required under the Securities Act to use a reoffer prospectus to resell the shares. Accordingly, the shares may not be sold or transferred unless there is delivered an opinion of counsel to the Company that either (1) there is in effect a current prospectus meeting the requirements of Section 10(a) of the Securities Act which is being or will be delivered to the purchaser or transferee at or prior to the time of delivery of such shares for sale or transfer, or (2) such shares may be sold without violating Section 5 of the Securities Act."
  Notices. Each notice relating to this Agreement will be in writing and delivered in person or by registered or certified mail or by express courier service to the proper address. All notices to the Corporation shall be addressed to it at its principal office, now at 1205 South Dupont Street, Ontario, California 91761, attention of the President (the Secretary if the Optionee is the President). All notices to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the address set forth below the Optionee's name following the Corporation's signature. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect given in accordance with this Section 11.
  Approval of Counsel. The exercise of the Option and the issuance and delivery of shares of the Common Stock pursuant thereto shall be subject to approval by the Corporation's counsel of all legal matters in connection therewith, including compliance with the requirements of the Securities Act, or corresponding provision of future law, and the Securities Exchange Act of 1934, as amended, or corresponding provision of future law, and the rules and regulations thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed or, if applicable, of The Nasdaq Stock Market, Inc. In furtherance thereof, such counsel may request that the Optionee or other permissible person exercising the Option deliver such investment representation or other documents as such counsel deems necessary or appropriate.
  Reservation of Shares. The Corporation shall at all times during the term of the Option reserve and keep available such number of shares of the class of stock then subject to the Option as will be sufficient to satisfy the requirements of this Agreement.
  Disputes. Any dispute or disagreement which arises under, or as a result of, or in any way relates to, the interpretation, construction or application of this Agreement will be resolved by the Board of Directors of the Corporation or the Compensation Committee thereof. Any such resolution made hereunder shall be final, binding and conclusive for all purposes upon all persons. In the event of a difference between the terms and conditions of this Agreement and those of the Plan, the terms and conditions of the Plan shall govern.
  Limitation of Action. The Optionee agrees that every right of action accruing to him or her and arising out of , or in connection with, this Agreement against the Corporation will, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.
  Benefits of Agreement. This Agreement will inure to the benefit of, and be binding upon, each successor and assign of the Corporation. All obligations imposed upon the Optionee and all rights granted to the Corporation under this Agreement will be binding upon the Optionee's heirs, legal representatives and successors.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in its name by its authorized officer, and the Optionee has executed this Agreement, both as of the day, month and year first above written.

LIFEPOINT, INC.

By:

President

Optionee-Print Name

Address of Optionee

EXHIBIT A

ELECTION TO PURCHASE

To LifePoint, Inc.

c/o

The undersigned hereby irrevocable elects to exercise the foregoing Option to purchase

____________ shares of the Common Stock issuable upon the exercise of the Option and requests that a certificate for such shares shall be issued in the name of

(Name)

(Address)

(Taxpayer Social Security Number)

and be delivered to

(Name)

at

(Address)

Dated: ___________, ___

Name of holder of Option:

(Please Print)

(Address)

(Signature)

Note: The above signature must correspond with the name as written upon the face of the Option in every particular, without alteration or enlargement or any change whatever.

EXHIBIT B

NOTICE AS TO PARTIAL EXERCISE

BY

LIFEPOINT, INC.

To: _______________________________ _______________________________ _______________________________ (Address)	Date:

WHEREAS, you are the named Optionee in a Stock Option Agreement dated as of

__________, __ to purchase _______ shares of the Common Stock and have exercised the Option as to _________ shares;

PLEASE TAKE NOTICE that the Stock Option Agreement is, by its terms, automatically amended so it now covers only ______________ shares.

LIFEPOINT, INC.

By:

(Title)